Valkyrie ETF Trust II 485BPOS

Exhibit (e)(2)

EXHIBIT A

FUNDS

Name of Series

Valkyrie Bitcoin and Ether Strategy ETF

Valkyrie Bitcoin Miners ETF

Valkyrie Bitcoin Futures Leveraged Strategy ETF